Exhibit 5






                       FIRST AMENDMENT TO RIGHTS AGREEMENT

            This First Amendment (the "Amendment"), dated as of this 31st day of January, 1998, amends the Rights Agreement (the "Rights Agreement"), dated as of December 21, 1997 by and between Pacific Scientific, a California corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"). All terms not otherwise defined herein shall have the meaning given such terms in the Rights Agreement.

            WHEREAS, the Board of Directors of the Company has approved and adopted an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 31, 1998, by and among DH Holdings Corp., a Delaware corporation ("Parent"), ACC Acquisition Corp. a California corporation and a wholly-owned subsidiary of Parent and the Company;

            WHEREAS, the Merger Agreement contemplates certain amendments to the Rights Agreement; and

            WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Right Certificates.

            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

             1.    Amendment.

             (a) Section 1(a) of the Rights Agreement is hereby amended by adding the following at the end of the first sentence thereof:

            ", or DH Holdings Corp., a Delaware corporation ("Parent"), or any Affiliate of Parent, provided, however, that for purposes of this Agreement, Associates of Parent or its Affiliates shall not be deemed to beneficially own any shares of Common Stock which are beneficially owned by Parent or its Affiliates".

             (b) Clause (ii) of Section 3(a) of the Rights Agreement is hereby amended by adding the following to the end of each of the second and third parenthetical clauses therein:

            ", or Parent or any Affiliate or Associate of Parent".

             (c) Clause (i) of Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

            "(i) the earlier of the Close of Business on December 19, 2007 and immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger, dated as of January 31, 1998, by and among Parent, ACC Acquisition Corp., a California corporation


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            and a wholly-owned subsidiary of Parent, and the
            Company (the "Merger Agreement")) (the "Final
            Expiration Date"),".

             (d) Clause (iv) of Section 25(a) of the Rights Agreement is hereby amended by adding the following at the end thereof:

            "other than pursuant to the Merger Agreement,".

             2.    Miscellaneous.

             (a) Choice of Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

             (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

             (c) Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

             (d) Existing Terms. The existing terms and conditions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.

             (e) Effective Date. This Amendment shall be effective on the date hereof, provided, however, that if the Merger Agreement is terminated in accordance with its terms, then this Amendment shall immediately and without any further action by the Company, the Rights Agent or any other Person, be rescinded in full and the Rights Agreement shall immediately, and without any further action by the Company, the Rights Agent or any other Person, be reinstated to its terms and conditions as in effect prior to the execution hereof by the Company and the Rights Agent.

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            IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed and delivered by its duly authorized officer on the day and year first above written.

Attest:                                PACIFIC SCIENTIFIC COMPANY

By:    /s/ Winston E. Hickman          By:    /s/ Lester Hill
Name:  Winston E. Hickman              Name:  Lester Hill
Title: Senior Vice President and       Title: Chairman and Chief Executive
       Chief Financial Officer                Officer

Attest:                                CHASEMELLON SHAREHOLDER
                                       SERVICES, L.L.C.

By:    /s/ Mary Ann McElroy            By:    /s/ Michael Dzieciolowski
Name:  Mary Ann McElroy                Name:  Michael Dzieciolowski
Title: Relationship Manager            Title: Assistant Vice President


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